Exhibit 99.1

ALDERWOODS GROUP REPORTS FIRST QUARTER RESULTS

Improved Revenue and Earnings Performance

CINCINNATI, OH – April 27, 2005 – Alderwoods Group, Inc. (NASDAQ:AWGI) today announced its first quarter results, representing the 12 weeks ended March 26, 2005.

The Company reported total net income of $13.1 million, or $0.33 basic and $0.32 diluted earnings per share, on revenues of $183.8 million, for the 12 weeks ended March 26, 2005, compared with total net income of $4.8 million, or $0.12 basic and diluted earnings per share, on revenues of $176.8 million, for the 12 weeks ended March 27, 2004.

From continuing operations, the Company reported net income of $13.5 million, or $0.34 basic earnings per share, for the first quarter of fiscal 2005, compared with net income of $11.4 million, or $0.28 basic earnings per share, for the same period a year ago.

Highlights of the First Quarter from Continuing Operations

•                  Total revenue increased 3.9% to $183.8 million

•                  Number of same site funeral services performed for the quarter decreased 1.5% to 29,917

•                  Same site average revenue per funeral increased 3.2% to $4,129

•                  Funeral revenue increased 1.4% to $124.0 million

•                  Cemetery revenue increased 4.7% to $38.2 million

•                  Insurance revenue increased 17.2% to $21.6 million

•                  Pre-need funeral contracts written increased 7.2% to $43.2 million

•                  Pre-need cemetery contracts written increased 15.3% to $20.9 million

•                  Total debt was reduced by $31.6 million in the quarter

“In the first quarter, Alderwoods’ operating performance was positive,” said Mr. Paul Houston, President and CEO of Alderwoods Group. “We increased funeral, cemetery and insurance revenues, maintained control over operating expenses and grew earnings from continuing operations. It is gratifying to see that the focused efforts of Alderwoods’ employees have had an impact on the Company’s results.”

Mr. Houston continued, “While the number of funeral services performed in January, the first month of the quarter, were weak compared with the strong January we experienced in 2004, the number of funeral services performed in the months of February and March were up a combined 2.6% over the same period a year ago, resulting in a net decline of 1.5% in same site funeral services performed for the quarter. We are encouraged by these trends and are focused on investing in programs to help drive future organic growth.”

“We are also pleased that subsequent to the quarter end we were able to close the sale of the remaining non-strategic assets except for one small cemetery,” said Mr. Houston.

Significant Activities in the Quarter

Invested in Growth Strategies: At the start of 2005, Alderwoods Group announced plans to invest in programs that will increase the Company’s funeral services performed and position its operations to support future growth.

In the first quarter of 2005, Alderwoods invested in the following programs:

•                  New recruitment programs to support field operations and help the Company attract the best personnel;

•                  Additional training programs to provide all new and existing staff with the tools they require to fulfill their roles;

•                  An expanded field management structure to increase the level of coaching, guidance and support available to location management employees; and

•                  Additional advertising and promotion programs to build local awareness of the Company’s brand and product and service offerings and to generate pre-need sales leads.

The Company’s program for additional incremental repairs and maintenance of facilities to ensure they meet the needs of all the families served will begin during the second quarter.

The Company also continued to invest capital in the rollout of Alderwoods Rooms across its network. Alderwoods Group expects to build 110 this year, bringing the total number of Alderwoods Rooms in the network to 344 by the end of 2005.

Reduced Long-Term Debt: Alderwoods Group continued its program of debt reduction in the quarter, reducing its long-term debt by $31.6 million.

Discontinued Operations and Assets Held for Sale

Over the past several years, Alderwoods Group engaged in a strategic market assessment to identify operating assets that did not fit into the Company’s market or business strategies. As a result of this assessment, a significant number of properties were identified as assets held for sale and then subsequently sold.

On April 18, 2005, the Company largely completed its program of divesting non-strategic assets, selling to date in 2005 18 funeral homes, five cemeteries and four combination properties. Gross proceeds of these dispositions were approximately $7.0 million. Only one location previously identified for sale remains to be sold.

Financial Summary 12 Weeks Ended March 26, 2005

Overview

For the 12 weeks ended March 26, 2005, total net income was $13.1 million, an increase of $8.3 million compared to net income of $4.8 million for the 12 weeks ended March 27, 2004. Basic earnings per share were $0.34 for the 12 weeks ended March 26, 2005 compared to $0.12 for the 12 weeks ended March 27, 2004. Diluted earnings per share were $0.32 for the 12 weeks ended March 26, 2005 compared to $0.12 in the year-ago period.

Continuing Operations

Total revenue for the 12 weeks ended March 26, 2005, was $183.8 million compared to $176.8 million for the 12 weeks ended March 27, 2004, an increase of $7.0 million, or 3.9%. Revenue increased in each of the business segments — funeral, cemetery and insurance.

Funeral revenue was $124.0 million for the 12 weeks ended March 26, 2005, up $2.1 million compared to $121.9 million for the 12 weeks ended March 27, 2004. Same site funeral revenue was $123.5 million for the 12 weeks ended March 26, 2005, up $2.4 million compared to $121.1 million for the 12 weeks ended March 27, 2004. The increase in same site performance was largely due to an increase in the average funeral revenue per service of $127 or 3.2%, partially offset by a decrease of 1.5% in the number of funeral services performed.

Funeral gross margin was 24.1% for the 12 weeks ended March 26, 2005, compared to 23.7% for the 12 weeks ended March 27, 2004. The increase was primarily due to the increase in funeral revenue.

Cemetery revenue for the 12 weeks ended March 26, 2005, was $38.2 million, $1.7 million, or 4.7% higher than $36.5 million for the 12 weeks ended March 27, 2004. The increase was due primarily to higher pre-need space sales and a reduction of $0.7 million in the allowance for cancellation of related customer receivables as a result of analysis of improving collection trends.

Cemetery gross margin was 13.4% for the 12 weeks ended March 26, 2005, compared to 13.8% for the 12 weeks ended March 27, 2004. The decrease was due primarily to a $0.3 million decline in income on perpetual care trusts.

Insurance revenue was $21.6 million for the 12 weeks ended March 26, 2005, compared to $18.4 million for the 12 weeks ended March 27, 2004. Insurance revenue increased due to higher premium income. Insurance gross margin increased to 5.9% for the 12 weeks ended March 26, 2005, compared to 4.9% for the 12 weeks ended March 27, 2004, primarily as a result of the revenue increase.

General and administrative expenses totaled $10.6 million for the 12 weeks ended March 26, 2005 compared to $11.7 million for the 12 weeks ended March 27, 2004. The current period amount includes a $0.9 million gain on the settlement of a legal matter.

For the 12 weeks ended March 26, 2005, interest expense was $7.5 million, an increase of $2.2 million compared to the 12 weeks ended March 27, 2004. Interest expense for the 12 weeks ended March 27, 2004 included a credit of $7.2 million from the unamortized premium upon early retirement of the 12.25% Convertible Subordinated Notes due in 2012. After adjusting for the premium, interest expense on long-term debt decreased from $12.9 million for the 12 weeks ended March 27, 2004 to $6.6 million for the current period. The Company undertook a series of debt refinancings in 2003 and 2004, resulting in lower effective interest rates, and made significant debt repayments during those years.

For the 12 weeks ended March 26, 2005, net income tax expense was $11.2 million, compared to net income tax expense of $5.6 million for the 12 weeks ended March 27, 2004. The effective tax rate varied from the statutory tax rate in 2005 because the losses incurred in certain jurisdictions did not offset the income in profitable jurisdictions and in certain jurisdictions, there was an increase in the valuation allowance for which realization of the associated deferred tax benefit was not considered more likely than not.

Net income from continuing operations was $13.5 million, or $0.34 basic and $0.33 diluted earnings per share, for the 12 weeks ended March 26, 2005, compared to net income of $11.4 million, or $0.28 basic and diluted earnings per share, for the 12 weeks ended March 27, 2004.

Pre-need funeral and cemetery contracts written during the 12 weeks ended March 26, 2005, totaled $43.2 million and $20.9 million, respectively. For the 12 weeks ended March 27, 2004, pre-need funeral and cemetery contracts written totaled $40.3 million and $18.2 million, respectively. The Company is continuing its program to increase pre-need sales. The Company believes that pre-need sales are an important part of building the foundation for future revenue.

Discontinued Operations

The Company has classified all the locations identified for disposal as assets held for sale in the consolidated balance sheets and recorded any related operating results, long-lived asset impairment provisions, and gains or losses recorded on disposition as income from discontinued operations. The Company has reclassified prior periods to reflect any comparative amounts on a similar basis.

For the 12 weeks ended March 26, 2005, loss from discontinued operations, net of tax, was $0.4 million, or $0.01 basic and diluted earnings per share compared to a loss of $6.5 million or $0.16 basic and diluted earnings per share for the 12 weeks ended March 27, 2004. During 2004 most of the locations identified for disposal were sold, resulting in much smaller operating results in 2005.

Company Overview

Alderwoods Group is the second largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of March 26, 2005, the Company operated 645 funeral homes, 76 cemeteries and 63 combination funeral home and cemetery locations throughout North America. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, the Company operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

For more information about the Company’s results, readers are directed to the Company’s Form 10-Q for the quarter ended March 26, 2005, which will be filed with the United States Securities and Exchange Commission (SEC) on April 27, 2005, and will be available in PDF format through the Company’s website (www.alderwoods.com).

Basis of Presentation

The Company’s financial results discussed in this media release are presented in U.S. dollars, and all accounting information is presented on the basis of United States generally accepted accounting principles. The Company’s fiscal year ends on the Saturday nearest to the last day of December in each year (whether before or after such date).  During 2005, the Company’s first, second and fourth fiscal quarters each consist of 12 weeks and the third fiscal quarter consists of 16 weeks. The first fiscal quarter of 2005 ended on March 26, 2005.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company’s operating activities, the plans and objectives of the Company’s management, assumptions regarding the Company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934.  The words “believe,” “may,” “will,” “estimate,”  “continues,”  “anticipate,”  “intend,”  “expect” and similar expressions identify these forward-looking statements.  These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; the ability of the Company to service its debt; the Company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; and various other uncertainties associated with the funeral service industry and the Company’s operations in particular, which are referred to in the Company’s periodic reports filed with the SEC, especially under the heading “Forward-Looking Statements and Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the 12 weeks ended March 26, 2005. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Conference Call

Alderwoods Group will host a conference call tomorrow afternoon, Thursday, April 28, 2005, at 2:00 p.m. eastern time. A question and answer session will follow brief remarks by Paul Houston, President and CEO, and Ken Sloan, Executive Vice President and Chief Financial Officer. The toll-free conference dial-in number for U.S. and Canadian listeners is 800.215.1640 and for local or international participants is 416.641.6449. Interested parties may listen to the audio webcast via the Alderwoods Group website at http://www.alderwoods.com. A telephone replay will be accessible until midnight on May 12, 2005, by dialing 800.558.5253 or 416.626.4100 and quoting reservation number 21244761. An archived replay of the webcast will also be available through the Alderwoods Group website at http://www.alderwoods.com.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director,
	Chief Financial Officer	Investor Relations and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com

ALDERWOODS GROUP, INC.

Consolidated Statements of Operations (unaudited)

Expressed in thousands of dollars except per share amounts and number of shares

	12 Weeks Ended
	March 26, 2005	March 27, 2004

Revenue
Funeral	$124,013	$121,942
Cemetery	38,215	36,487
Insurance	21,568	18,405
	183,796	176,834
Costs and expenses
Funeral	94,113	93,057
Cemetery	33,095	31,464
Insurance	20,287	17,505
	147,495	142,026
	36,301	34,808
General and administrative expenses	10,643	11,698
Provision for asset impairment	(755)	1,988
Income from operations	26,413	21,122
Interest on long-term debt	7,516	5,264
Other expense (income), net	(5,800)	(1,098)
Income before income taxes	24,697	16,956
Income taxes	11,192	5,588
Net income from continuing operations	13,505	11,368
Discontinued operations
Loss from discontinued operations	(369)	(9,200)
Income taxes	—	(2,669)
Net loss from discontinued operations	(369)	(6,531)

Net income	$13,136	$4,837

Basic earnings per Common share:
Net income from continuing operations	$0.34	$0.28
Net loss from discontinued operations	(0.01)	(0.16)
Net income	$0.33	$0.12

Diluted earnings per Common share:
Net income from continuing operations	$0.33	$0.28
Net loss from discontinued operations	(0.01)	(0.16)
Net income	$0.32	$0.12

Basic weighted average number of shares outstanding (thousands)	40,049	39,990

Diluted weighted average number of shares outstanding (thousands)	41,312	41,015

ALDERWOODS GROUP, INC.

Consolidated Balance Sheets

Expressed in thousands of dollars

	March 26, 2005	January 1, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,878	$9,379
Receivables, net of allowances	58,774	66,460
Inventories	16,735	16,714
Other	10,817	27,621
Assets held for sale	49,083	85,141
	152,287	205,315

Pre-need funeral receivables and trust investments	332,790	335,976
Pre-need cemetery receivables and trust investments	304,552	309,591
Cemetery property	117,271	118,619
Property and equipment	531,293	539,879
Insurance invested assets	257,947	250,785
Deferred income tax assets	9,881	8,160
Goodwill	321,081	321,134
Cemetery perpetual care trust investments	245,845	245,225
Other assets	40,033	37,744
	$2,312,980	$2,372,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$136,238	$140,607
Current maturities of long-term debt	4,236	9,083
Liabilities associated with assets held for sale	36,291	63,381
	176,765	213,071

Long-term debt	427,745	454,557
Deferred pre-need funeral and cemetery contract revenue	86,872	82,784
Non-controlling interest in funeral and cemetery trusts	543,636	551,957
Insurance policy liabilities	226,319	214,745
Deferred income tax liabilities	19,786	20,346
Other liabilities	17,227	21,915
	1,498,350	1,559,375
Non-controlling interest in perpetual care trusts	251,044	257,141

Stockholders’ equity
Common stock	400	400
Capital in excess of par value	740,494	740,210
Accumulated deficit	(200,452)	(213,588)
Accumulated other comprehensive income	23,144	28,890
	563,586	555,912
	$2,312,980	$2,372,428

ALDERWOODS GROUP, INC.

Consolidated Statements of Cash Flows (unaudited)

Expressed in thousands of dollars

	12 Weeks Ended
	March 26, 2005	March 27, 2004

CASH PROVIDED BY (APPLIED TO)
Operations
Net income	$13,136	$4,837
Loss from discontinued operations, net of tax	369	6,531
Items not affecting cash
Depreciation and amortization	10,132	9,151
Amortization of debt issue costs	905	644
Insurance policy benefit reserves	10,564	8,510
Provision for asset impairment	(755)	1,988
Gain on disposal of business assets	(5,831)	(1,086)
Deferred income taxes	6,447	5,572
Premium on long-term debt repurchase	282	—
Other, including net changes in other non-cash balances	6,467	(31,238)
Net cash provided by continuing operations	41,716	4,909
Net cash provided by discontinued operations	720	874
	42,436	5,783

Investing
Proceeds on disposition of business assets	10,488	10,714
Purchase of property and equipment	(4,605)	(3,969)
Purchase of insurance invested assets	(48,061)	(24,064)
Proceeds on disposition and maturities of insurance invested assets	37,778	15,650
Net cash used in continuing operations	(4,400)	(1,669)
Net cash provided by (used in) discontinued operations	1,163	(877)
	(3,237)	(2,546)

Financing
Increase in long-term debt	5,151	24,680
Repayment of long-term debt	(37,072)	(34,029)
Issuance of Common stock	269	—
Net cash used in continuing operations	(31,652)	(9,349)
Net cash used in discontinued operations	(48)	(91)
	(31,700)	(9,440)

Increase (decrease) in cash and cash equivalents	7,499	(6,203)
Cash and cash equivalents, beginning of period	9,379	41,612
Cash and cash equivalents, end of period	$16,878	$35,409